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                                 EXHIBIT 11.1

                  BIOTRANSPLANT INCORPORATED AND SUBSIDIARY
                        (A Development Stage Company)


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            COMPUTATION OF PRO FORMA NET LOSS PER COMMON SHARE (1)

                                                                 Three Months Ended
                                                                      March 31,
                                                                1996            1997
                                                             ----------      -----------
Net Loss:                                                    $ (987,947)     $(2,402,216)
                                                             ==========      ===========
Shares Used in Computing Pro Forma Net Loss Per Common
    Share: Weighted Average Common Stock Outstanding
    During the Period                                           126,594        8,561,383
    Conversion of Redeemable Convertible Preferred Stock(2)   4,328,704                -
    Dilutive Effect of Common Equivalent Shares Issued
       Subsequent to March 1, 1995(3)                           676,048                -
                                                             ----------      -----------
                                                              5,131,346        8,561,383
                                                             ----------      -----------

Pro Forma Net Loss Per Common Share                          $    (0.19)     $     (0.28)
                                                             ==========      ===========

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(1)  Historical net loss per common share has not been separately presented as the amounts would not be meaningful

(2) Effective with the closing of the Company's initial public offering of common stock, all shares of redeemable convertible preferred stock automatically converted into shares of common stock. Accordingly the equivalent number of weighted average common shares that would have been outstanding during each period presented have been included as outstanding.

(3) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock, preferred stock, stock options and warrants issued at prices below the initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented until the effective date of the Company's initial public offering. The dilutive effect of the common and common stock equivalents was computed in accordance with the treasury stock method.